Phillips Edison & Company Reports
Second Quarter 2021 Results

CINCINNATI - August 5, 2021 - Phillips Edison & Company, Inc. (Nasdaq: PECO) (“PECO” or the “Company”), one of the nation’s largest owners and operators of grocery-anchored omni-channel neighborhood shopping centers, reported net income attributable to common stockholders of $5.6 million, or $0.06 per diluted share, and $5.7 million, or $0.06 per diluted share, for the three and six months ended June 30, 2021, respectively. All share and per share amounts have been adjusted to give retrospective effect to the one-for-three reverse stock split that was executed on July 2, 2021.

Highlights for the second quarter ended June 30, 2021 (vs. the second quarter ended June 30, 2020)
•Rent and recovery collections from tenants (“Neighbors”) totaled over 98% of monthly billings for the quarter
•Total revenues increased 11.8% to $133.1 million
•Funds from operations attributable to stockholders and OP unit holders as defined by Nareit (“Nareit FFO”) increased 19.9% to $59.9 million, or $0.56 per diluted share
•Core funds from operations (“Core FFO”) increased 24.3% to $64.3 million, or $0.60 per diluted share
•Same-center net operating income (“NOI”) increased 10.5% to $87.7 million
•Same-center NOI was 4.5% higher than the comparable same-center NOI in Q2 2019, illustrating growth since prior to the onset of the COVID-19 pandemic
•Leased portfolio occupancy totaled 94.7%, compared to 95.6% at June 30, 2020
•Executed 124 new and 174 renewal and option leases totaling 1.4 million square feet
•Comparable new and renewal rent spreads were 18.5% and 8.0%, respectively; combined rent spreads (excluding options) were 10.4%

Highlights for the six months ended June 30, 2021 (vs. the six months ended June 30, 2020)
•Total revenues increased 5.1% to $263.5 million
•Nareit FFO decreased 11.3% to $104.9 million, or $0.98 per diluted share, primarily driven by the non-cash increase in the earn-out liability
•Core FFO increased 14.2% to $127.8 million, $1.19 per diluted share
•Same-center NOI increased 4.6% to $173.1 million
•Executed 277 new and 337 renewal and option leases totaling 2.8 million square feet
•Comparable new and renewal rent spreads were 15.3% and 8.0%, respectively; combined rent spreads (excluding options) were 9.9%

Underwritten Initial Public Offering and Nasdaq Listing
•Subsequent to quarter-end, PECO completed its underwritten IPO of 19,550,000 shares of common stock, including the underwriters’ full exercise of the over-allotment option, at a price to the public of $28.00 per share, generating $547.4 million of gross proceeds
•PECO’s common stock began trading on the Nasdaq Global Select Market under the ticker symbol “PECO” on July 15, 2021

Subsequent Highlights
•Closed a new $980 million senior unsecured credit facility comprised of a $500 million revolving credit facility and two separate $240 million unsecured variable rate term loans
•With a portion of the offering proceeds, PECO repaid its $375 million term loan maturing in 2022

•Received an initial credit rating of 'Baa3' with a stable outlook from Moody’s Investors Service and 'BBB-' with a stable outlook from S&P Global Ratings, both of which are defined as “Investment Grade” by their respective ratings agency

Management Commentary
“The successful closing of our underwritten IPO is a transformative event for PECO as we raised $547 million, positioning us for robust growth,” stated Jeff Edison, chairman and chief executive officer of PECO. “Throughout our 30-year operating history, we have had a differentiated and focused strategy of owning and operating small-format, grocery-anchored shopping centers. This strategy, together with our fully integrated operating platform and targeted portfolio, has produced superior financial and operational results throughout multiple market cycles, including prior to and since the onset of the COVID-19 pandemic. We believe format drives results.”
"The second quarter of 2021 illustrated dramatic improvement versus the second quarter of 2020. Today, 100% of our leased portfolio is open for business, and we continue to see our necessity-based and omni-channel Neighbors thrive. In fact, we are seeing signs of a full recovery in our portfolio as foot traffic at our centers during June 2021 totaled 102% of average monthly levels during 2019, and our second quarter same-center NOI increased 4.5% when compared to the second quarter of 2019. During the quarter, collections were 98%, combined new and renewal leasing spreads were 10.4%, and leasing demand for our brick and mortar retail space continues to be favorable. Altogether, these strong results validate our strategy and strengthen our mission, which is to create great omni-channel grocery-anchored shopping experiences and improve our communities one center at a time.
“As a management team owning over 7% of the company on a fully diluted basis, we are very encouraged about the future and look forward to the next phase of growth for PECO. We believe we will continue to benefit from current macroeconomic tailwinds as businesses embrace working-from-home, the population continues to shift to the suburbs and Sunbelt, and leading grocers continue to adopt an omni-channel presence. Our portfolio is uniquely positioned to benefit from these trends, which has driven our robust growth expectations for 2021.”

Collection Details
The table below outlines PECO’s collections since April 1, 2020, calculated as a percentage of monthly billings to Neighbors for rent and recoverable expenses (includes pro rata ownership through the Company’s joint ventures):

	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Originally Reported	NA	95%	95%	94%	86%
Current(1)	98%	98%	97%	96%	93%
(1)Including collections received through July 20, 2021.

PECO continues to collect rent and recoverable expenses for past billing periods. As a result, the corresponding periods reflect increased collection rates versus the originally reported figures.

Financial Results for the Second Quarter and Six Months Ended June 30, 2021
Net Income
Second quarter 2021 net income attributable to common stockholders totaled $5.6 million, or $0.06 per diluted share, compared to net loss of $5.6 million, or $0.06 per diluted share, for the second quarter of 2020.
For the six months ended June 30, 2021, net income attributable to common stockholders totaled $5.7 million, or $0.06 per diluted share, compared to a net income attributable to common stockholders of $4.2 million, or $0.04 per diluted share, for the first six months of 2020.

Nareit FFO
For the second quarter of 2021, Nareit FFO increased 19.9% to $59.9 million, or $0.56 per diluted share, from $50.0 million, or $0.45 per diluted share, during the same year-ago quarter.
For the six months ended June 30, 2021, Nareit FFO decreased 11.3% to $104.9 million, or $0.98 per diluted share, from $118.2 million, or $1.06 per diluted share, during the six months ended June 30, 2020.
The $9.9 million increase for the second quarter of 2021 was primarily driven by an increase in collections and operating performance during 2021.
The $13.3 million decrease for the six months ended June 30, 2021 was primarily driven by an increase in the earn-out liability, which resulted in $18.0 million of non-cash expense for 2021, compared to $10.0 million of non-cash income a year ago, offset by an increase in collections in 2021. The earn-out liability will continue to fluctuate based on the trading value of PECO’s Nasdaq-listed common stock and will be settled in equity during the first quarter of 2022.

Core FFO
For the second quarter of 2021, Core FFO increased 24.3% to $64.3 million, or $0.60 per diluted share, compared to $51.7 million, or $0.47 per diluted share, during the same year-ago quarter.
For the first six months of 2021, Core FFO increased 14.2% to $127.8 million, or $1.19 per diluted share, compared to $111.9 million, or $1.01 per diluted share, during the same year-ago period.
The increase for both periods was driven by an increase in collections and lower interest costs offset by an increase in general and administrative expenses. Core FFO excludes one-time non-cash items like the aforementioned earn-out liability adjustment.

Same-Center NOI
Second quarter 2021 same-center NOI increased 10.5% to $87.7 million compared to $79.4 million during the second quarter of 2020.
For the six months ended June 30, 2021, same-center NOI increased 4.6% to $173.1 million compared to $165.4 million during the same period in 2020.
Results for the second quarter 2021 were driven by a $0.57, or 4.5%, increase in average base rent per square foot, and results for the six months ended June 30, 2021 were driven by a $0.55, or 4.4%, increase in average base rent per square foot versus the year-ago quarter and six month period. Further driving the increases in both periods were stronger collections compared to 2020, including collections on charges that were uncollected during 2020. Partially offsetting the increases were a 0.8% decrease in average economic occupancy and a lower recovery rate.

Portfolio Overview for the Second Quarter and Six Months Ended June 30, 2021
Portfolio Statistics
As of June 30, 2021, PECO’s wholly-owned portfolio consisted of 272 properties, totaling approximately 30.8 million square feet, located in 31 states. This compares to 284 properties, totaling approximately 31.8 million square feet, located in 31 states as of June 30, 2020.
Leased portfolio occupancy totaled 94.7% at June 30, 2021 as compared to 95.6% at June 30, 2020.
Anchor occupancy decreased to 96.8% compared to 98.3% a year ago, and inline occupancy increased to 90.6% from 90.3% at June 30, 2020. Leased portfolio occupancy accounts for all Neighbors under active leases.

Leasing Activity
During the second quarter of 2021, 298 leases (new, renewal, and options) were executed totaling 1.4 million square feet. This compared to 169 leases executed totaling 1.2 million square feet during the second quarter of 2020. The leasing activity was the result of strong demand for PECO’s retail spaces in its well located, grocery-anchored centers.
Comparable rent spreads during the quarter, which compare the percentage increase (or decrease) of new or renewal leases to the expiring lease of a unit that was occupied within the past twelve months, were 18.5% for new leases, 8.0% for renewal leases (excluding options), and 10.4% combined (new and renewal leases only).

During the first six months of 2021, 614 leases (new, renewal, and options) were executed totaling approximately 2.8 million square feet. This compared to 383 leases executed totaling approximately 2.3 million square feet during the same year-ago period.
Comparable rent spreads during the first six months of 2021 were 15.3% for new leases, 8.0% for renewal leases (excluding options), and 9.9% combined (new and renewal leases).

Disposition & Acquisition Activity
During the second quarter of 2021, PECO sold seven properties, generating $61.3 million in proceeds. In the near term, disposition proceeds are expected to be used to fund tax-efficient acquisitions, to fund redevelopment opportunities in owned centers, and for general corporate purposes. PECO acquired one outparcel for $0.6 million during the second quarter.
During the six months ended June 30, 2021, 13 properties and one outparcel were sold, generating $119.6 million in proceeds. During the same period, the Company acquired two properties and three outparcels for a total of $40.5 million.

Balance Sheet Highlights as of June 30, 2021
As of June 30, 2021, PECO had approximately $489.3 million of borrowing capacity available on its $500 million revolving credit facility, net of outstanding letters of credit.
As of June 30, 2021, PECO’s net debt to annualized adjusted EBITDAre was 7.1x, compared to 7.3x at December 31, 2020. Adjusting for the IPO and capital markets activity subsequent to the quarter end, PECO’s net debt to annualized adjusted EBITDAre was 5.5x.
As of June 30, 2021, PECO’s outstanding debt had a weighted-average interest rate of 2.9%, a weighted-average maturity of 3.7 years, and 69.1% of its total debt was fixed-rate debt. This compared to a weighted-average interest rate of 3.1%, a weighted-average maturity of 4.1 years, and 74.8% fixed-rate debt at December 31, 2020.
Subsequent to the quarter-end, PECO completed its underwritten IPO of 19,550,000 million shares of common stock generating $547.4 million of gross proceeds, of which a portion was used to repay its $375 million term loan maturing in 2022. PECO also closed a new $980 million senior unsecured credit facility comprised of a $500 million revolving credit facility and two separate $240 million unsecured variable-rate term loans.
Also subsequent to the quarter-end, PECO received an initial credit rating of 'Baa3' with a stable outlook from Moody’s Investors Service and 'BBB-' with a stable outlook from S&P Global Ratings, both of which are defined as “Investment Grade” by their respective ratings agency.

Distributions for the Second Quarter Ended June 30, 2021
For the three months ended June 30, 2021, total distributions of $27.4 million were paid to common stockholders and operating partnership unit (“OP unit”) holders. PECO paid, and plans to continue to pay, distributions monthly.
For April, May and June 2021, the monthly distribution was $0.085 per share, which is equal to $1.02 if annualized.
Subsequent to the quarter-end, PECO made monthly distributions on July 1, 2021 and August 2, 2021 of $0.085 per share to stockholders of record at the close of business on June 15, 2021 and July 15, 2021, respectively.
On August 4, 2021, the Board authorized a monthly distribution in the amount of $0.085 per share payable on September 1, 2021 to stockholders of record at the close of business on August 16, 2021. OP unit holders receive distributions at the same rate, subject to required tax withholding. Future distributions are not guaranteed; however, the Board intends to evaluate distributions on a monthly basis throughout 2021. This discussion regarding distributions reflects the one-for three reverse stock split that was executed on July 2, 2021. Please see below for more details on the reverse stock split.

Reverse Stock Split & Reclassification into Class B Common Stock
On July 2, 2021, PECO effected a one-for-three reverse stock split of each issued and outstanding share of PECO’s common stock, $0.01 par value (the “Common Stock”), and a corresponding one-for-three reverse unit split of each issued and outstanding OP unit. On the same date, a reclassification transaction in which each issued and outstanding share of Common Stock (following the reverse stock split) changed into a share of PECO’s newly created Class B common stock, $0.01 par value (the “Class B Common Stock”).

As a result of the reverse stock split and reclassification transaction, PECO’s stockholders received one share of post-split Class B Common Stock for every three shares of pre-split Common Stock they held.
The Class B Common Stock is identical to the Common Stock, including with respect to voting rights and distributions rights (i.e., monthly distributions), except that on January 15, 2022 (the six-month anniversary of the listing of PECO’s Common Stock on the Nasdaq), each share of the Class B Common Stock will automatically convert into one share of the listed Common Stock.

Initial 2021 Guidance

Full Year 2021 Guidance
Net income per share	$0.06 - $0.12
Nareit FFO per share	$1.83 - $1.89
Core FFO per share	$2.10 - $2.16
Same-Center NOI growth	5.6% - 6.8%
Second Half 2021 Guidance
Acquisitions	$160 - $200 million
Dispositions	$45 - $75 million

The following table provides a reconciliation of the range of the Company's 2021 estimated net income to estimated Nareit FFO and Core FFO:

(Unaudited, dollars in millions, except per share amounts)	Low End	High End
Net income	$0.06	$0.12
Depreciation and amortization of real estate assets	1.86	1.86
Gain on sale of real estate assets and related impairments	(0.10)	(0.10)
Adjustments related to unconsolidated joint ventures	0.01	0.01
Nareit FFO	$1.83	$1.89
Depreciation and amortization of corporate assets	0.03	0.03
Change in fair value of earn-out liability	0.15	0.15
Loss on extinguishment of debt, net	0.01	0.01
Transactions and other	0.07	0.07
Amortization of joint venture basis differences	0.01	0.01
Core FFO	$2.10	$2.16

Closing Commentary
Edison added: “Since our inception 30 years ago, our focus has been owning and operating small-format centers anchored by the top one or two grocer in a market. Our centers are located in the neighborhood, close to the customer, where America’s top grocers make money, and support our Neighbors’ omni-channel strategies. We believe this differentiated strategy, coupled with our experienced and cycle-tested team, are the key drivers of our strong performance, year after year.
“Looking forward, we see meaningful growth opportunities driven by a number of macroeconomic tailwinds, including population migration to the suburbs and the Sun Belt, and more people working from home. Our investment grade balance sheet and strong cash flow generating portfolio will drive our growth. As a management team owning 7% of the Company, we have meaningful skin in the game and are committed to driving long-term shareholder value.”

Results Presentation Details
PECO plans to host a conference call and webcast on Friday, August 6, 2021 at 9:00 a.m. Eastern Time to discuss these results. Chairman and Chief Executive Officer Jeff Edison, President Devin Murphy, and Chief Financial Officer John Caulfield will host the presentation.
Date: Friday, August 6, 2021
Time: 9:00 a.m. Eastern Time
Toll-Free Dial-In Number: (844) 691-1115
International Dial-In Number: (929) 517-0921
Conference ID: 6167623
Webcast link: https://edge.media-server.com/mmc/p/rk8h4e8g
A webcast replay will be available approximately one hour after the conclusion of the presentation using the Webcast link above.
PECO’s earnings release, quarterly financial supplement, and 10-Q are expected to be filed with the SEC and posted to its website, www.phillipsedison.com/investors, after market close on Thursday, August 5, 2021.
For more information on the Company’s financial results, please refer to the Company’s Form 10-Q, filed with the SEC on August 5, 2021 and available on the SEC’s website at www.sec.gov.

PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020
(Condensed and Unaudited)
(In thousands, except per share amounts)

	June 30, 2021	December 31, 2020
ASSETS
Investment in real estate:
Land and improvements	$1,529,803	$1,549,362
Building and improvements	3,184,601	3,237,986
In-place lease assets	434,499	441,683
Above-market lease assets	64,795	66,106
Total investment in real estate assets	5,213,698	5,295,137
Accumulated depreciation and amortization	(1,021,456)	(941,413)
Net investment in real estate assets	4,192,242	4,353,724
Investment in unconsolidated joint ventures	32,746	37,366
Total investment in real estate assets, net	4,224,988	4,391,090
Cash and cash equivalents	22,205	104,296
Restricted cash	89,196	27,641
Goodwill	29,066	29,066
Other assets, net	126,056	126,470
Real estate investments and other assets held for sale	14,261	—
Total assets	$4,505,772	$4,678,563

LIABILITIES AND EQUITY
Liabilities:
Debt obligations, net	$2,228,232	$2,292,605
Below-market lease liabilities, net	93,949	101,746
Earn-out liability	40,000	22,000
Derivative liabilities	39,929	54,759
Deferred income	18,978	14,581
Accounts payable and other liabilities	88,436	176,943
Liabilities of real estate investments held for sale	860	—
Total liabilities	2,510,384	2,662,634
Equity:
Preferred stock, $0.01 par value per share, 10,000 shares authorized, zero shares issued and
outstanding at June 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value per share, 1,000,000 shares authorized, 93,640 and 93,279
shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	2,808	2,798
Additional paid-in capital	2,749,680	2,739,358
Accumulated other comprehensive loss	(38,732)	(52,306)
Accumulated deficit	(1,041,617)	(999,491)
Total stockholders’ equity	1,672,139	1,690,359
Noncontrolling interests	323,249	325,570
Total equity	1,995,388	2,015,929
Total liabilities and equity	$4,505,772	$4,678,563

PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(Condensed and Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Rental income	$130,335	$115,654	$257,958	$244,120
Fees and management income	2,374	2,760	4,660	4,925
Other property income	361	626	833	1,518
Total revenues	133,070	119,040	263,451	250,563
Operating Expenses:
Property operating	21,974	19,629	44,176	41,391
Real estate taxes	16,814	16,453	33,387	33,565
General and administrative	11,937	9,806	21,278	20,546
Depreciation and amortization	56,587	56,370	111,928	112,597
Impairment of real estate assets	1,056	—	6,056	—
Total operating expenses	108,368	102,258	216,825	208,099
Other:
Interest expense, net	(19,132)	(22,154)	(39,195)	(44,929)
Gain (loss) on disposal of property, net	3,744	(541)	17,585	(2,118)
Other (expense) income, net	(2,924)	(500)	(18,509)	9,369
Net income	6,390	(6,413)	6,507	4,786
Net (income) loss attributable to noncontrolling interests	(796)	825	(810)	(605)
Net income (loss) attributable to stockholders	$5,594	$(5,588)	$5,697	$4,181
Earnings per common share:
Net income (loss) per share attributable to stockholders - basic and diluted	$0.06	$(0.06)	$0.06	$0.04

Reconciliation of Non-GAAP Measures
Same-Center Net Operating Income
The Company presents Same-Center NOI as a supplemental measure of its performance. The Company defines NOI as total operating revenues, adjusted to exclude non-cash revenue items, less property operating expenses and real estate taxes. For the three and six months ended June 30, 2021 and 2020, Same-Center NOI represents the NOI for the 268 properties that were wholly-owned and operational for the entire portion of both comparable reporting periods. The Company believes Same-Center NOI provides useful information to its investors about its financial and operating performance because it provides a performance measure of the revenues and expenses directly involved in owning and operating real estate assets and provides a perspective not immediately apparent from net income (loss). Because Same-Center NOI excludes the change in NOI from properties acquired or disposed of after December 31, 2019, it highlights operating trends such as occupancy levels, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-Center NOI, and accordingly, PECO’s Same-Center NOI may not be comparable to other REITs.
Same-Center NOI should not be viewed as an alternative measure of the Company’s financial performance as it does not reflect the operations of its entire portfolio, nor does it reflect the impact of general and administrative expenses, depreciation and amortization, interest expense, other income (expense), or the level of capital expenditures and leasing costs necessary to maintain the operating performance of the Company’s properties that could materially impact its results from operations.
Funds from Operations and Core Funds from Operations
FFO is a non-GAAP financial performance measure that is widely recognized as a measure of REIT operating performance. The National Association of Real Estate Investment Trusts (“Nareit”) defines FFO as net income (loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property and gains (or losses) from change in control, plus depreciation and amortization related to real estate, and after adjustments for impairment losses on real estate and impairments of in-substance real estate investments in investees that are driven by measurable decreases in the fair value of the depreciable real estate held by the unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company calculates FFO Attributable to Stockholders and OP Unit Holders in a manner consistent with the Nareit definition.
Core FFO is an additional financial performance measure used by the Company as FFO includes certain non-comparable items that affect its performance over time. The Company believes that Core FFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods, and that it is more reflective of its core operating performance and provides an additional measure to compare PECO’s performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss). To arrive at Core FFO, the Company adjusts FFO Attributable to Stockholders and OP Unit Holders to exclude certain recurring and non-recurring items including, but not limited to, depreciation and amortization of corporate assets, changes in the fair value of the earn-out liability, amortization of unconsolidated joint venture basis differences, gains or losses on the extinguishment or modification of debt, other impairment charges, and transaction and acquisition expenses.
FFO, FFO Attributable to Stockholders and OP Unit Holders, and Core FFO should not be considered alternatives to net income (loss) under GAAP, as an indication of the Company’s liquidity, nor as an indication of funds available to cover its cash needs, including its ability to fund distributions. Core FFO may not be a useful measure of the impact of long-term operating performance on value if the Company does not continue to operate its business plan in the manner currently contemplated.
Accordingly, FFO, FFO Attributable to Stockholders and OP Unit Holders, and Core FFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. The Company’s FFO, FFO Attributable to Stockholders and OP Unit Holders, and Core FFO, as presented, may not be comparable to amounts calculated by other REITs.
Earnings Before Interest, Taxes, Depreciation, and Amortization for Real Estate and Adjusted EBITDAre
Nareit defines EBITDAre as net income (loss) computed in accordance with GAAP before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) gains or losses from disposition of depreciable property, and (v) impairment write-downs of depreciable property. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDAre on the same basis.
Adjusted EBITDAre is an additional performance measure used by the Company as EBITDAre includes certain non-comparable items that affect the Company’s performance over time. To arrive at Adjusted EBITDAre, the Company excludes certain recurring and non-recurring items from EBITDAre, including, but not limited to: (i) changes in the fair value of the earn-out liability; (ii) other impairment charges; (iii) amortization of basis differences in the Company’s investments in its unconsolidated joint ventures; and (iv) transaction and acquisition expenses.
The Company has included the calculation of EBITDAre to better align with publicly traded REITs. The Company uses EBITDAre and Adjusted EBITDAre as additional measures of operating performance which allow it to compare earnings independent of capital structure, determine debt service and fixed cost coverage, and measure enterprise value. Additionally, the Company believes they are a useful indicator of its ability to support its debt obligations. EBITDAre and Adjusted EBITDAre should not be considered as alternatives to net income (loss), as an indication of the Company’s liquidity, nor as an indication of funds available to cover its cash needs, including its ability to fund distributions. Accordingly, EBITDAre and Adjusted EBITDAre should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. The Company’s EBITDAre and Adjusted EBITDAre, as presented, may not be comparable to amounts calculated by other REITs.

Same-Center Net Operating Income—The table below compares same-center NOI (in thousands):

	Three Months Ended June 30,		Favorable (Unfavorable)		Six Months Ended June 30,		Favorable (Unfavorable)
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Revenues:
Rental income(1)	$91,305	$90,814	$491		$182,599	$182,852	$(253)
Tenant recovery income	27,250	30,197	(2,947)		57,851	60,980	(3,129)
Reserves for uncollectibility(2)	2,889	(9,706)	12,595		1,261	(12,129)	13,390
Other property income	284	600	(316)		756	1,465	(709)
Total revenues	121,728	111,905	9,823	8.8%	242,467	233,168	9,299	4.0%
Operating expenses:
Property operating expenses	17,504	16,495	(1,009)		36,614	34,562	(2,052)
Real estate taxes	16,519	16,038	(481)		32,749	33,182	433
Total operating expenses	34,023	32,533	(1,490)	(4.6)%	69,363	67,744	(1,619)	(2.4)%
Total Same-Center NOI	$87,705	$79,372	$8,333	10.5%	$173,104	$165,424	$7,680	4.6%
(1)Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.
(2)Includes billings that will not be recognized as revenue until cash is collected or the Neighbor resumes regular payments and/or we deem it appropriate to resume recording revenue on an accrual basis, rather than on a cash basis.
Same-Center Net Operating Income Reconciliation—Below is a reconciliation of Net Income to NOI and Same-Center NOI (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	2019	2021	2020
Net income (loss)	$6,390	$(6,413)	$(42,172)	$6,507	$4,786
Adjusted to exclude:
Fees and management income	(2,374)	(2,760)	(3,051)	(4,660)	(4,925)
Straight-line rental (income) expense(1)	(2,970)	948	(2,819)	(4,392)	(1,364)
Net amortization of above- and below-market leases	(887)	(795)	(1,091)	(1,725)	(1,583)
Lease buyout income	(1,781)	(214)	(223)	(2,578)	(308)
General and administrative expenses	11,937	9,806	13,540	21,278	20,546
Depreciation and amortization	56,587	56,370	59,554	111,928	112,597
Impairment of real estate assets	1,056	—	25,199	6,056	—
Interest expense, net	19,132	22,154	25,758	39,195	44,929
(Gain) loss on disposal of property, net	(3,744)	541	1,266	(17,585)	2,118
Other expense (income), net	2,924	500	10,573	18,509	(9,369)
Property operating expenses related to fees and management income	1,306	891	1,531	2,122	1,528
NOI for real estate investments	87,576	81,028	88,065	174,655	168,955
Less: Non-same-center NOI(2)	129	(1,656)	(5,689)	(1,551)	(3,531)
Total Same-Center NOI	$87,705	$79,372	$82,376	$173,104	$165,424
Less: Centers not included in 2019 Same-Center(3)	(2,195)		(585)
Total Same-Center NOI - adjusted for 2019(3)	$85,510		$81,791
(1)Includes straight-line rent adjustments for Neighbors for whom revenue is being recorded on a cash basis.
(2)Includes operating revenues and expenses from non-same-center properties which includes properties acquired or sold and corporate activities.
(3)When comparing Same-Center NOI for the three months ended June 30, 2021 and 2019, Same-Center NOI represents the NOI for the properties that were wholly-owned and operational for the entire portion of both comparable reporting periods. Same-Center NOI when comparing the three months ended June 30, 2021 and 2019 excludes the change in NOI from properties acquired or disposed of after March 31, 2019.

Nareit Funds from Operations and Core Funds from Operations—The following table presents the Company’s calculation of Nareit FFO, Nareit FFO Attributable to Stockholders and OP Unit Holders, and Core FFO and provides additional information related to its operations (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Calculation of Nareit FFO Attributable to Stockholders and OP Unit Holders
Net income (loss)	$6,390	$(6,413)	$6,507	$4,786
Adjustments:
Depreciation and amortization of real estate assets	55,654	54,892	109,995	109,709
Impairment of real estate assets	1,056	—	6,056	—
(Gain) loss on disposal of property, net	(3,744)	541	(17,585)	2,118
Adjustments related to unconsolidated joint ventures	537	940	(100)	1,594
Nareit FFO attributable to stockholders and OP unit holders	$59,893	$49,960	$104,873	$118,207
Calculation of Core FFO
Nareit FFO attributable to stockholders and OP unit holders	$59,893	$49,960	$104,873	$118,207
Adjustments:
Depreciation and amortization of corporate assets	933	1,478	1,933	2,888
Change in fair value of earn-out liability	2,000	—	18,000	(10,000)
Amortization of unconsolidated joint venture basis differences	79	254	825	721
Loss on extinguishment of debt, net	419	—	1,110	73
Transaction and acquisition expenses	934	14	1,075	59
Core FFO	$64,258	$51,706	$127,816	$111,948

Nareit FFO Attributable to Stockholders and OP Unit Holders/Core FFO per Share(1)
Weighted-average common shares outstanding - diluted	107,175	111,165	107,102	111,140
Nareit FFO attributable to stockholders and OP unit holders per share - diluted	$0.56	$0.45	$0.98	$1.06
Core FFO per share - diluted	$0.60	$0.47	$1.19	$1.01
(1)Restricted stock awards were dilutive to Nareit FFO Attributable to Stockholders and OP Unit Holders per share and Core FFO per share for the three and six months ended June 30, 2021 and 2020, and, accordingly, their impact was included in the weighted-average common shares used in their respective per share calculations. For the three months ended June 30, 2020 restricted stock units had an anti-dilutive effect upon the calculation of earnings per share and thus were excluded.

EBITDAre and Adjusted EBITDAre—The following table presents the Company’s calculation of EBITDAre and Adjusted EBITDAre (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2021	2020	2020
Calculation of EBITDAre
Net income (loss)	$6,390	$(6,413)	$6,507	$4,786	$5,462
Adjustments:
Depreciation and amortization	56,587	56,370	111,928	112,597	224,679
Interest expense, net	19,132	22,154	39,195	44,929	85,303
(Gain) loss on disposal of property, net	(3,744)	541	(17,585)	2,118	(6,494)
Impairment of real estate assets	1,056	—	6,056	—	2,423
Federal, state, and local tax expense	165	180	331	209	491
Adjustments related to unconsolidated joint ventures	(535)	1,391	597	2,568	3,355
EBITDAre	$79,051	$74,223	$147,029	$167,207	$315,219
Calculation of Adjusted EBITDAre
EBITDAre	$79,051	$74,223	$147,029	$167,207	$315,219
Adjustments:
Change in fair value of earn-out liability	2,000	—	18,000	(10,000)	(10,000)
Transaction and acquisition expenses	934	14	1,075	59	539
Amortization of unconsolidated joint venture basis differences	79	254	825	721	1,883
Other impairment charges	—	—	—	—	359
Adjusted EBITDAre	$82,064	$74,491	$166,929	$157,987	$308,000

Financial Leverage Ratios—The Company’s net debt to Adjusted EBITDAre, net debt to total enterprise value, and debt covenant compliance as of June 30, 2021 allows the Company access to future borrowings as needed in the near term. The following table presents the Company’s calculation of net debt and total enterprise value, inclusive of its prorated portion of net debt and cash and cash equivalents owned through its joint ventures, as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30, 2021 (As Adjusted)(2)	June 30, 2021	December 31, 2020
Net debt:
Total debt, excluding market adjustments and deferred financing expenses	$1,906,754	$2,272,268	$2,345,620
Less: Cash and cash equivalents	153,902	22,633	104,952
Total net debt	$1,752,852	$2,249,635	$2,240,668

Enterprise value:
Net debt	$1,752,852	$2,249,635	$2,240,668
Total equity value(1)	3,543,624	3,386,803	2,797,234
Total enterprise value	$5,296,476	$5,636,438	$5,037,902
(1)Total equity value is calculated as the number of common shares and OP units outstanding multiplied by the EVPS as of June 30, 2021 and December 31, 2020, respectively. There were 107.0 million diluted shares outstanding with an EVPS of $31.65 as of June 30, 2021 and 106.6 million diluted shares outstanding with an EVPS of $26.25 as of December 31, 2020.
(2)In July, the Company entered into a new credit facility comprised of a revolving credit facility and two unsecured term loan tranches (the "Refinancing"). In connection with this activity PECO paid off a term loan due in 2025. In addition to this activity, the Company used underwritten IPO proceeds to retire a term loan due in 2022. Total Net Debt has been adjusted as though the Refinancing, underwritten IPO, and retirement of the term loan using the underwritten IPO proceeds had occurred as of June 30, 2021.
The following table presents the calculation of net debt to Adjusted EBITDAre and net debt to total enterprise value as of June 30, 2021 and December 31, 2020 (dollars in thousands):

	June 30, 2021 (As Adjusted)(2)	June 30, 2021	December 31, 2020
Net debt to Adjusted EBITDAre - annualized:
Net debt	$1,752,852	$2,249,635	$2,240,668
Adjusted EBITDAre - annualized(1)	316,307	316,942	308,000
Net debt to Adjusted EBITDAre - annualized	5.5x	7.1x	7.3x

Net debt to total enterprise value
Net debt	$1,752,852	$2,249,635	$2,240,668
Total enterprise value	5,296,476	5,636,438	5,037,902
Net debt to total enterprise value	33.1%	39.9%	44.5%
(1)Adjusted EBITDAre is based on a trailing twelve month period.
(2)In July, the Company entered into the Refinancing. In connection with this activity PECO paid off a term loan due in 2025. In addition to this activity, the Company used underwritten IPO proceeds to retire a term loan due in 2022. Total Net Debt has been adjusted as though the Refinancing, underwritten IPO, and retirement of the term loan using the underwritten IPO proceeds had occurred as of June 30, 2021.

About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”), an internally-managed REIT, is one of the nation’s largest owners and operators of grocery-anchored shopping centers. PECO’s diversified portfolio of well-occupied neighborhood shopping centers features a mix of national and regional retailers selling necessity-based goods and services in fundamentally strong markets throughout the United States. Through its vertically-integrated operating platform, the Company manages a portfolio of 294 shopping centers, including 272 wholly-owned centers comprising approximately 30.8 million square feet across 31 states (as of June 30, 2021). PECO has generated strong operating results over its 30+ year history and has partnered with leading institutional commercial real estate investors including TPG Real Estate and The Northwestern Mutual Life Insurance Company. The Company remains exclusively focused on creating great grocery-anchored shopping experiences and improving the communities it serves one center at a time. For more information, please visit www.phillipsedison.com.
PECO uses, and intends to continue to use, its Investors website, which can be found at www.phillipsedison.com/investors, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Forward-Looking Statements
Certain statements contained in this press release of Phillips Edison & Company, Inc. (the “Company”) other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such forward-looking statements can generally be identified by the Company’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “focus,” “priority,” “should,” “could,” “potential,” “possible,” “look forward,” “optimistic,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the U.S. Securities and Exchange Commission (“SEC”). Such statements include, in particular, statements about the Company’s plans, strategies, and prospects (including any potential listing), and are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. These risks include, without limitation, (i) changes in national, regional, or local economic climates; (ii) local market conditions, including an oversupply of space in, or a reduction in demand for, properties similar to those in the Company’s portfolio; (iii) vacancies, changes in market rental rates, and the need to periodically repair, renovate, and re-let space; (iv) changes in interest rates and the availability of permanent mortgage financing; (v) competition from other available properties and the attractiveness of properties in the Company’s portfolio to its tenants; (vi) the financial stability of tenants, including the ability of tenants to pay rent; (vii) changes in tax, real estate, environmental, and zoning laws; (viii) the concentration of the Company’s portfolio in a limited number of industries, geographies, or investments; and (ix) any of the other risks included in the Company’s SEC filings. Therefore, such statements are not intended to be a guarantee of the Company’s performance in future periods.
Additional important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the SEC and include the risk factors and other risks and uncertainties described in the Company’s 2020 Annual Report on Form 10-K, filed with the SEC on March 12, 2021, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed on August 5, 2021, in each case as updated from time to time in the Company’s periodic and/or current reports filed with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statements contained in this release.

Investors:
Phillips Edison & Company, Inc.
Michael Koehler, Vice President of Investor Relations
(513) 338-2743
InvestorRelations@phillipsedison.com

Source: Phillips Edison & Company, Inc.
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